CONSENT OF LANG MICHENER LLP

      We have acted as Canadian counsel to Vasogen Inc. (the "Company") in connection with the registration statement on Form F-10 (the "Registration Statement") being filed on November 4, 2005 by the Company with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

      We hereby consent to the references to us and the use of our name in the Registration Statement.

DATED this 4th day of November, 2005

/s/ Lang Michener LLP